UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or l5 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 3, 2007
Washington Banking Company
(Exact name of registrant as specified in its charter)
Washington
(State or other jurisdiction of incorporation)

000-24503	91-1725825
(Commission File Number)	(IRS Employer Identification No.)
450 Bayshore Drive
Oak Harbor, WA 98277
(Address of principal executive offices) (Zip Code)
(360) 679-3121
(Registrant’s telephone number, including area code)
No Change
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreement.
On April 2, 2007 the registrant completed a private placement to institutional investors of approximately $10.3 million of floating rate trust preferred securities, through a newly formed Delaware trust affiliate, Washington Banking Master Trust (the “Trust”). The trust preferred securities mature in June 15, 2037, are redeemable at the registrant’s option beginning after five years, and require quarterly distributions by the Trust to the holder of the trust preferred securities, initially at a rate of 1.56%, which will reset quarterly at the three-month LIBOR rate plus 1.56%.
The proceeds from the sale of the trust preferred securities were used by the Trust to purchase $10 million in aggregate principal amount of the registrant’s floating-rate junior subordinated notes. The net proceeds to the registrant from the sale of the notes to the Trust will be used by the registrant for general corporate purposes.
The notes were issued pursuant to an Indenture dated April 2, 2007 between the registrant, as issuer, and LaSalle National Bank Association, as trustee. Like the trust preferred securities, the notes bear interest at a floating rate, initially at 1.56%, which will reset on a quarterly basis at a rate equal to LIBOR plus 1.56%. Interest is payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year during which the notes are outstanding, although the registrant may defer interest payments for up to 20 consecutive quarters so long as no event of default then exists and so long as the extension would not exceed the maturity date. The interest payments by the registrant will be used to pay the quarterly distributions payable by the Trust to the holder of the trust preferred securities, and the Trust will be entitled to defer payments on the trust preferred securities during any period in which payments are deferred on the notes.
The notes are subordinated to the prior payment of any other indebtedness of the registrant that, by its terms, is not similarly subordinated. The trust preferred securities will be recorded as a long term liability on the registrant’s balance sheet; however, for regulatory purposes the trust preferred securities will be treated as Tier 1 or Tier 2 capital under rulings of the Federal Reserve Board, the registrant’s primary federal regulatory agency.
The notes mature on June 15, 2037, but may be redeemed at the registrant’s option at any time on or after March 15, 2012 or at any time upon certain events, such as a change in the regulatory capital treatment of the notes, the Trust being deemed an investment company or the occurrence of certain adverse tax events. Except upon the occurrence of certain events described above, the registrant may redeem the notes at their aggregate principal amount, plus accrued interest, if any.
The notes may be declared immediately due and payable at the election of the trustee or, under circumstances, the holders, upon the occurrence of an event of default. An event of default generally means (1) default in the payment of any interest when due that continues unremediated for a period of 60 days, except in the case of an election by the registrant to defer payments of interest for up to 20 consecutive quarters (which, assuming compliance with certain limitations and requirements, does not constitute an event of default), (2) a default in the payment of the principal amount of the notes at maturity, (3) a default in the payment of any interest following the deferral of interest payments by the registrant by 20 consecutive quarters, (4) a default in the registrant’s performance, or breach, of any covenant or warranty in the indenture which is not cured within 60 days, (5) the institution of any bankruptcy or similar proceedings by or against the registrant or (6) the liquidation or winding up of the Trust, other than as contemplated in the Indenture.
The registrant also has entered into a Guarantee Agreement pursuant to which it has agreed to guarantee the payment by the Trust of distributions on the trust preferred securities, and the payment of principal of the trust preferred securities when due, either at maturity or on redemption, but only if and to the extent that the Trust fails to pay distributions on or principal of the trust preferred securities after having received interest payments or principal payments on the notes from the registrant for the purpose of paying those distributions or the principal amount of the trust preferred securities.
The foregoing descriptions of the Placement Agreement, Indenture, Guarantee Agreement and Amended and Restated Declaration of Trust are only summaries and are qualified in the entirety by the full text of the agreements, which will be filed as exhibits to the registrant’s quarterly report on Form 10-Q for the fiscal quarter ending March 31, 2007.
Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
See the description contained under Item 1.01 above, which disclosure is incorporated by reference herein.

Item 8.01.	Other Events
On April 3, 2007 the registrant announced the adoption of a plan pursuant to which it may repurchase up to 472,134 shares of its common stock, no par value (adjusted for certain modifications to capital structure). The terms of such repurchase plan are described in the press release attached hereto as Exhibit 99.1
Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits

99.1	Press Release of the Registrant dated April 3, 2007.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WASHINGTON BANKING COMPANY
Date: April 3, 2007	By:	/s/ Michal D. Cann
Michal D. Cann
President and Chief Executive Officer